UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 12, 2008

COMPUTER TASK GROUP, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK

(State or Other Jurisdiction of Incorporation)

1-9410	16-0912632
(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of Principal Executive Offices)	(Zip Code)

(716) 882-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)	On November 12, 2008, the Company’s Board of Directors (“Board”), upon recommendation of its Compensation Committee, approved amendments to the following compensation plans and agreements: (i) the Employment Agreement and Change-in-Control Agreement for James R. Boldt, President and Chief Executive Officer, (ii) the Change-in-Control Agreements for the Executive Officers of the Company, and (iii) the 2000 Equity Award Plan (collectively, the “Plans”).

The principal reason for these changes was to achieve compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. Section 409A generally applies to nonqualified plans which provide for payment of compensation in a taxable year later than the taxable year in which the recipient becomes vested in the compensation. Section 409A imposes new requirements with respect to, among other things, when distributions may be made, deferral elections, payment elections, and timing of payments. None of the changes made to the Plans on November 12, 2008 materially affected the amount of benefits a participant is, or may be, entitled to thereunder (other than the payment of a “Gross-Up Amount” for excise taxes under Section 4999 of the Internal Revenue Code described below).

Mr. Boldt’s Employment Agreement referenced above was also amended to (i) reflect his current base salary of $450,000 per annum, (ii) to make the definition of a “change in control” to be consistent with the definition set forth in Mr. Boldt’s Change in Control Agreement, and (iii) provide that any salary or benefits payable upon termination of employment other than for cause, upon termination by the executive for good reason, or upon death or disability shall be paid in a manner such that said amounts would be excluded from the application of Code Section 409A by reason of the short-term deferral rule set for the in Regulation Section 1.409A-1(b)(4).

As such, said amounts are intended to be paid in a lump sum no later than March 15th of the calendar year following the calendar year in which Mr. Boldt’s termination of employment or death or disability occurs.

Mr. Boldt’s Change in Control Agreement referenced above was also amended to (i) make clear that any amounts payable upon a change in control pursuant to the Change in Control Agreement would be offset by any amounts paid pursuant to Mr. Boldt’s Employment Agreement, (ii) provide that on or before the date of a change in control, the Company would transfer cash and/or liquid assets having a value equal to the amounts that would become payable to Mr. Boldt under the Change in Control Agreement to an irrevocable grantor trust (“Rabbi Trust”), and (iii) provide that in the event it is determined that any payments or distributions by the Company to Mr. Boldt, whether paid pursuant to the Change in Control Agreement or any other agreement he may have with the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then if the liability for such excise tax can be avoided by reducing the total amount payable to Mr. Boldt under the Change in Control Agreement by an amount not exceeding 10% of the total thereof (the “Reduction Amount”), the amount payable to Mr. Boldt would be reduced by said Reduction Amount. In the event the excise tax cannot be avoided by reducing the total amount payable to Mr. Boldt by the Reduction Amount, then payment of the amounts due Mr. Boldt would not be reduced by the Reduction Amount and Mr. Boldt would then be entitled to receive an additional payment from the Company (a “Gross-Up Amount”) in an amount that after payment by Mr. Boldt of all taxes imposed upon the Gross-Up Amount, Mr. Boldt retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. The amendments to the Change in Control Agreements for the Company’s Executive Officers did not include the establishment of a Rabbi Trust or the payment of the Gross-Up Amount.

Descriptions of each of the Plans (prior to the above-described amendments) are set forth in the Proxy Statement with respect to the Company’s 2008 Annual Meeting of Stockholders as held on May 14, 2008. The descriptions of the amendments set forth above are qualified in all respects by reference to the amendments to the Plans, and/or the amended and restated Plans themselves, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and incorporated by reference in this item 5.02(e).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement for James R. Boldt, Chief Executive Officer

10.2	Change-in-Control Agreement for James R. Boldt

10.3	2000 Equity Award Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	COMPUTER TASK GROUP, INCORPORATED

/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement for James R. Boldt, Chief Executive Officer

10.2	Change-in-Control Agreement for James R. Boldt

10.3	2000 Equity Award Plan

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